Exhibit 99.3
THERMOGENESIS CORP. OBTAINS FDA CLEARANCE TO MARKET
CRYOSEAL® FIBRIN SEALANT (FS) IN
LIVER RESECTION SURGERIES
- CryoSeal System Produces the First 100% Autologous Fibrin Sealant -
RANCHO CORDOVA, California (July 30, 2007) – ThermoGenesis Corp (NASDAQ KOOL), a Company that develops and manufactures product platforms that enable the processing and cryopreservation of stem cells for regenerative medicine and processing of protein gels for surgical wound care, announced today that the United States Food and Drug Administration (FDA) has granted clearance for the Company to market the CryoSeal FS System’s autologous fibrin sealant, as an adjunct to hemostasis in liver resection surgery.
Dr. William Osgood, Chief Executive Officer commented, “FDA clearance of the pre-market approval (PMA) for our CryoSeal FS allows the marketing of a System that can produce an “all-autologous” fibrin sealant product (made entirely from a patient’s own plasma) in the United States.”
“We believe this PMA clearance will be viewed favorably by the regulatory authorities in other countries of the world as they review a decision to grant market clearance. The CryoSeal FS System is already cleared for sale throughout the European Community (CE-Mark) for any type of surgery, but additional regulatory requirements within each European Community country have slowed the rate of market penetration and adoption of the product in Europe. In addition, applications by our distributors to register the CryoSeal System in Brazil, Japan, Korea, Mexico, Russia, Taiwan, can now proceed to final approval,” he continued.
The CryoSeal FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The System produces a second-generation surgical sealant which harvests from a patient’s plasma the two interactive protein component solutions of a fibrin sealant: (1) the wound healing proteins of fibrinogen, fibronectin, Factor VIII, von Willebrands Factor and Factor XIII and (2) the activating enzyme thrombin. When combined at the bleeding wound site, the two components form an adhesive gel that assists in stopping the bleeding and bonds tissue.
About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of stem cells and protein gels that provide therapeutic products for regenerative medicine. These products currently include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.
•	AXP(™) AutoXpress Platform (AXP™) is a proprietary, semi-automated device and companion sterile blood processing disposable for harvesting stem cells from cord blood in a functionally closed system. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress Platform.
•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors as a means of activating and releasing growth factors in platelet concentrates to create platelet gels used by surgeons to treat orthopedic, cardiovascular and other wound sites as one strategy to accomplish regenerative medicine.
•	The CryoSeal FS System is an automated device and companion sterile blood processing disposable used to prepare fibrin sealants from plasma in about an hour. CryoSeal FS System received the CE-Mark in 2001 and FDA clearance to market in the United States as an adjunct to hemostasis in liver resection July 26th, 2007. [From a marketing perspective, the CE-Mark is similar to an FDA approval, in that it allows sales of the product throughout the European community but individual countries often require additional clinical studies to allow full market access in these countries.] Although fibrin sealants have traditionally only been used to stop the blood oozing at surgical incision sites, they are increasingly being viewed as an adhesive and biodegradable media that can be commingled with stem and progenitor cells in order to retain them at the wound site and serve as scaffolding to focus and accelerate the in situ regeneration of tissue.
This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Matthew T. Plavan
+1-916-858-5100, or
Ryan Rauch
+1-760-586-8699